                                 SCHEDULE 14A
                                (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement              / / Confidential, for Use of the
/X/ Definitive Proxy Statement                   Commission Only (as permitted
/ / Definitive Additional Materials              by Rule 14a-6(e)(2))
/ / Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                            THE EARTHGRAINS COMPANY
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

    /X/ No fee required.

    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.

    (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

--------------------------------------------------------------------------------

    (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

--------------------------------------------------------------------------------

    (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

--------------------------------------------------------------------------------

    (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

--------------------------------------------------------------------------------

    (5) TOTAL FEE PAID:

--------------------------------------------------------------------------------

    / / Fee paid previously with preliminary materials.

    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

--------------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

    (3) Filing Party:

--------------------------------------------------------------------------------

    (4) Date Filed:

--------------------------------------------------------------------------------

Earthgrains [Logo]

THE EARTHGRAINS COMPANY
8400 Maryland Avenue
Saint Louis, Missouri 63105

              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           JULY 14, 2000

To the Shareholders of
The Earthgrains Company:

    We are pleased to notify you that the Annual Meeting of the Shareholders of The Earthgrains Company will be held at 10:00 a.m. Friday, July 14, 2000, in Edison Theatre at Washington University's Mallinckrodt Center, off Forsyth Boulevard, in Saint Louis,
Missouri, for the following purposes:

    1. To elect three directors for three-year terms expiring in 2003.

    2. To approve an amendment to the 1996 Stock Incentive Plan.

    3. To act upon such other matters as may properly come before the meeting.

    You may vote on these matters if you were a shareholder on the record date, May 26, 2000. It is important that your shares be represented and voted at the Annual Meeting. Whether you plan to attend the annual meeting or not, we encourage you to vote in one of these ways:

    * USE THE INTERNET WEBSITE shown on the proxy form;

    * USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy form; OR

    * MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy form in the enclosed business reply envelope.

    A copy of Earthgrains' Annual Report for fiscal year 2000 accompanies this notice and proxy statement.

                                   By order of the Board of Directors

                                   /s/ Joseph M. Noelker

                                   Joseph M. Noelker
                                   Vice President, General Counsel
                                     and Corporate Secretary

June 15, 2000

                              TABLE OF CONTENTS

           Voting Information and Procedures.....................  2

           Election of Directors (Item 1)........................  3

           Information About Your Board of Directors.............  4

           Stock Ownership Information...........................  7

           Approval of an Amendment to the 1996 Stock
             Incentive Plan Increasing the Number of
             Shares Available Under the Plan (Item 2)............  9

           Executive Compensation................................ 12

           Summary Compensation Table............................ 15

           Option Grants in Last Fiscal Year..................... 17

           Aggregated Option Exercises in Last Fiscal
             Year and Fiscal Year End Option Values.............. 18

           Long-Term Incentive Plans............................. 18

           Long-Term Incentive Plans--Awards in Last
             Fiscal Year......................................... 18

           Pension Plan Table.................................... 19

           Stock Price Performance Graph......................... 20

           Independent Public Accountants........................ 22

           Section 16(a) Beneficial Ownership Reporting
             Compliance.......................................... 22

           Other Matters......................................... 22

                         Earthgrains [Logo]

                      THE EARTHGRAINS COMPANY

                          PROXY STATEMENT

The Board of Directors of The Earthgrains Company ("Earthgrains" or "Company") is soliciting proxies to be used at the 2000 Annual Meeting. This proxy statement and the proxy form are being mailed to shareholders on or about June 15, 2000. A copy of Earthgrains' 2000 Annual Report containing financial statements for the fiscal year ended March 28, 2000, has been mailed with this proxy statement.

YOUR VOTE IS VERY IMPORTANT AND YOU ARE ENCOURAGED TO VOTE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

VOTING INFORMATION AND PROCEDURES

WHO CAN VOTE

Record holders of Earthgrains' Common Stock on May 26, 2000, may vote at the meeting. On May 26, 2000, there were 42,297,077 shares of Common Stock outstanding.

HOW YOU CAN VOTE

* Vote by Internet. Go to WWW.PROXYVOTE.COM and follow the
                          -----------------
  instructions provided.

* Vote by Telephone. Using a touch-tone telephone, call
  1-800-690-6903 toll-free and follow the instructions provided.

* Vote by Mail. Mark your proxy form, sign and date it, and return it in the postage-paid envelope provided.

* To vote by Internet or telephone, you will need the 12-digit control number located on your proxy form. Internet and telephone voting are available 24 hours a day. IF YOU VOTE BY INTERNET OR
  TELEPHONE, YOU DO NOT HAVE TO RETURN YOUR PROXY FORM.

* If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your bank or broker.

HOW YOU CAN REVOKE OR CHANGE YOUR VOTE

* Send written notice to the Corporate Secretary;

* Submit another proper proxy form by Internet, telephone or mail ballot; or

* Attend the Annual Meeting and vote in person. If you are not the holder of record of your shares, you must obtain a proxy from the holder of record, such as a bank or broker, in order to vote at the Meeting.

GENERAL VOTING INFORMATION

You are entitled to cast one vote for each share of Earthgrains'
Common Stock you own on the record date. A majority of the outstanding shares entitled to vote must be represented in person or by proxy in order to conduct the election of directors and other matters described in this proxy statement.

Shares represented by a proxy form marked "abstain" on a matter will be considered to be represented at the Annual Meeting, but not voted, for these purposes. Shares registered in the name of a bank, broker or other "street name" agent, for which proxies are voted on some but not all matters, will be considered to be represented at the Annual Meeting and voted only as to those matters actually marked on the proxy form.

All shares that are properly voted--whether by Internet, telephone or mail--will be voted at the Annual Meeting in accordance with your instructions. If you sign the proxy form but do not give voting instructions, the shares represented by your proxy will be voted as recommended by the Board of Directors.

If any other matters are properly presented at the Annual Meeting, the people named on the proxy form will use their discretion to vote for you. As of the date this proxy statement went to press, Earthgrains did not know of any other matters to be raised at the Annual Meeting.

VOTES REQUIRED

* ITEM 1--The three nominees for director receiving the highest number of votes cast will be elected.

* ITEM 2--At least a majority of the votes cast are necessary for approval.

BOARD RECOMMENDATIONS

* FOR the three nominees for director; and

* FOR an amendment to the 1996 Stock Incentive Plan ("SIP").

PROXY SOLICITATION

Earthgrains has paid for preparing and printing this proxy statement and the proxy form. Earthgrains will also pay for soliciting proxies. Costs related to soliciting proxies include postage and handling, including the expenses of brokerage houses, custodians, nominees and fiduciaries for forwarding documents to beneficial owners of Earthgrains' Common Stock. Votes on proxy forms will be solicited by mail. Proxies may also be solicited by officers and employees of Earthgrains in person, by telephone or by mail. In addition, to assist in the solicitation of votes on proxy forms from banks, brokers, other institutional holders and from other shareholders, Earthgrains has engaged Georgeson Shareholder Communications Inc. for a fee of $6,000, plus reimbursement for out-of-pocket expenses.

                       ELECTION OF DIRECTORS

                       (ITEM 1 ON PROXY FORM)

Presently seven members serve on the Board of Directors. The Board is divided into three Groups, each Group as nearly equal in number as possible, serving staggered three-year terms. At its meeting on March 17, 2000, the Board of Directors adopted a resolution that increased the number of Earthgrains' directors from seven to eight. The Board has nominated E. Byron Glore, Jr., to fill the newly created vacancy. At this Meeting, three directors in Group I will be elected for three-year terms expiring in 2003.

Each nominee has agreed to serve and the Board does not contemplate that any of the nominees will be unable to stand for election. However, if any nominee becomes unable to serve before the Annual Meeting, your proxy form will be voted for a person the Board nominates in his or her place, unless you withhold authority to vote for all nominees.

Vacancies that may occur during the year may be filled by a majority of the directors then in office, even if they are too few to make a legal quorum. So long as the directors are divided into Groups, any director chosen to fill a vacancy shall be of the same Group as the director he or she succeeded, and shall hold office until the next election of that Group of directors and until his or her successor is duly elected and qualified.

             INFORMATION ABOUT YOUR BOARD OF DIRECTORS

The Board of Directors has nominated three people, one of whom is a first-time nominee and two of whom are currently directors, for election to three-year terms expiring in 2003. These director nominees are E. Byron Glore, Jr., Jaime Iglesias and William E. Stevens. Background and other information regarding the three nominees and the Company's other directors is set out below.

  TO BE ELECTED FOR THREE-YEAR TERMS EXPIRING IN 2003 (GROUP I DIRECTORS)

[PHOTO]      E. BYRON GLORE, JR.                    NOMINEE FOR DIRECTOR
             CEO of The Glore Group, a firm founded in 1995 and specializing in new-product development for the television and consumer market industries. Mr. Glore also serves as a consultant to Anheuser-Busch Companies, Inc. ("Anheuser-Busch"), and is an Emmy award winning television producer. Mr. Glore was President of Consumer Analyst, a new-product development firm, from 1976-1995. From 1966-1976, Mr. Glore held a variety of sales planning and marketing positions for Anheuser-Busch, including Director of New Product Development, Director of Marketing Development and Brand Manager for Budweiser. Mr. Glore is a member of the Board of Directors of FutureNet, Inc. Age: 58

[PHOTO]      JAIME IGLESIAS                          DIRECTOR SINCE 1996
             Retired since March 1996. From January 1993 to March 1996, Mr. Iglesias was Chairman of the Board of Anheuser-Busch Europe, Inc. ("ABEI"), which is a subsidiary of Anheuser-Busch Companies, Inc. ("Anheuser-Busch"). He was Chief Executive Officer of ABEI from 1989 until March 1996 and President of ABEI from 1988 until March 1996. Mr. Iglesias was appointed President--International Operations of Earthgrains and prior to that served as Earthgrains' Vice President--International from 1983 to 1996. He was also Chairman and President of Bimbo and President and Senior Vice President--Europe of Anheuser-Busch's subsidiary, Anheuser-Busch International, Inc. ("ABII"), and has served in such capacities since 1978 and March 1996, respectively. He also served as President and Managing Director--Europe of ABII from 1988 until March 1996. Age: 69

[PHOTO]      WILLIAM E. STEVENS                      DIRECTOR SINCE 1996
             Chairman and CEO of The Wesmark Group. From 1996-1999,
             Mr. Stevens was Executive Vice President of Mills & Partners. Mr. Stevens was President, Chief Executive Officer and a member of the Board of Directors of United Industries Corporation from 1989-1996. Prior to 1989, Mr. Stevens was Executive Vice President and a member of the Board of Directors of Black & Decker Corporation. He currently serves on the Board of Directors of McCormick & Company, Inc.
             Mr. Stevens also serves on the Board of Directors of the Repertory Theatre Company of St. Louis. Age: 57

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION
                            OF THESE NOMINEES.

         DIRECTORS WHOSE TERMS EXPIRE IN 2001 (GROUP II DIRECTORS)

[PHOTO]      J. JOE ADORJAN                          DIRECTOR SINCE 1996
             Partner with Stonington Partners, Inc. and Chairman, Adven Capital Partners, LLC. From January 1996 to October 1999, Mr. Adorjan was Chairman of Borg-Warner Security Corporation ("Borg-Warner"), a Chicago-based provider of security services. Mr. Adorjan was Chief Executive Officer of Borg-Warner from October 1995 to March 1999, President from April 1995 to March 1999, and was a Director of Borg-Warner from 1993-1999. Mr. Adorjan was Chairman and Chief Executive Officer of ESCO Electronics Corporation ("ESCO") from 1990 to 1992. He served as President of Emerson Electric Company from 1993 until April 1995. Mr. Adorjan is a member of the Board of Directors of Dynegy, Inc., Goss Graphic Systems, Inc., and Hussmann International, Inc. He also serves as the Chairman of the Board of Trustees of Saint Louis University and on the Board of Directors of Ranken Technical College.
             Age: 61

[PHOTO]      JERRY E. RITTER                         DIRECTOR SINCE 1995
             Consultant to Anheuser-Busch Companies, Inc. ("Anheuser-Busch"). Mr. Ritter was Chairman of the Board of Clark Enterprises-- parent company of the St. Louis Blues Hockey Club and Kiel Center (the Club's home venue)--from July 1996 until October 1999. He was Executive Vice President--Chief Financial and Administrative Officer of Anheuser-Busch from 1991 to 1996, and served in several executive capacities at Anheuser-Busch, including Vice President and Group Executive from 1984 to 1990, Vice President--Finance from 1981 to 1983, and Vice President-- Finance and Treasurer from 1975 to 1981. Mr. Ritter is a member of the Board of Directors of Brown Group, Inc., and The Kroll-O'Gara Company. He is President of the
             Board of Governors of SSM Cardinal Glennon Children's
             Hospital and also serves on the Board of Commissioners of the Saint Louis Science Center. Age: 65

        DIRECTORS WHOSE TERMS EXPIRE IN 2002 (GROUP III DIRECTORS)

[PHOTO]      BARRY H. BERACHA                        DIRECTOR SINCE 1993
             Chief Executive Officer and Chairman of the Board of Directors of Earthgrains since March 1996. From 1976 through March 1996, he was a Vice President and Group Executive of Anheuser-Busch Companies, Inc. ("Anheuser-Busch"), and during that time served in various positions for various Anheuser-Busch subsidiaries. Mr. Beracha is a member of the Board of Directors of Pepsi Bottling Group, Inc., and McCormick & Company, Inc. He also serves as a member of the Board of Trustees of Saint Louis University. Age: 58

[PHOTO]      PETER F. BENOIST                        DIRECTOR SINCE 1996
             Executive Director, Regional Housing and Community Development Alliance. Mr. Benoist was Senior Executive Vice President and Chief Operating Officer of Mercantile Bank of St. Louis from February 1998 to November 1999. He served as Executive Vice President of Mark Twain Bancshares, Inc., from 1984 to 1998; Director of Mark Twain Bancshares, Inc., from 1991 to 1997; Chairman of the Board of Mark Twain Bank from 1986 until June 1996; President of Mark Twain Bank from 1986 until 1989; and Chairman of Mark Twain Kansas City Bank from 1992 until June 1996. Mr. Benoist is a Director of Ecumenical Housing Production Corp.; Director and Vice Chairman of St. Louis Priory; Trustee of Maryville University; Director of the St. Louis Equity Fund; and Second Vice President of the Board of Governors of SSM Cardinal Glennon Children's Hospital. Age: 52

[PHOTO]      MAXINE K. CLARK                         DIRECTOR SINCE 1996
             President and Chief Executive Officer of The Build-A-Bear Workshop, a children's entertainment retail company. Since 1996, Ms. Clark has been President and Chief Executive Officer of Smart Stuff, Inc., a Saint Louis retail and business consulting firm, and the developer of The Build-A-Bear Workshop. She was President and Chief Merchandising Officer of Payless ShoeSource, Inc., from 1992 until 1996, and Executive Vice President for Venture Stores, Inc., from 1988 until 1992. Ms. Clark is a member of the Board of Directors of Tandy Brands Accessories, Inc. She also serves as a member of the Board of Trustees of the University of Georgia Foundation; as a member of the Advisory Board for The Hatchery, Washington University; and as a member of the Advisory Board for the Greater Saint Louis Council of Girl Scouts. Age: 51

BOARD SERVICE SUMMARY

The directors presently serve on the Board committees shown in the following table. Meeting attendance information for fiscal year 2000 also is given in the table.

----------------------------------------------------------------------------------------------------------------------------
                                                                 COMMITTEES
                                                    -------------------------------------
                                                                COMPENSATION                       ATTENDED 75% OR MORE
                                                    AUDIT &       & HUMAN                         OF BOARD AND APPLICABLE
              DIRECTOR                   BOARD      FINANCE      RESOURCES     NOMINATING           COMMITTEE MEETINGS
----------------------------------------------------------------------------------------------------------------------------
   Barry H. Beracha                       X<F*>                                                              X
----------------------------------------------------------------------------------------------------------------------------
   J. Joe Adorjan                         X                         X<F*>          X                         X
----------------------------------------------------------------------------------------------------------------------------
   Peter F. Benoist                       X           X<F*>                        X                         X
----------------------------------------------------------------------------------------------------------------------------
   Maxine K. Clark                        X                         X                                        X
----------------------------------------------------------------------------------------------------------------------------
   Jaime Iglesias                         X           X                                                      X
----------------------------------------------------------------------------------------------------------------------------
   Jerry E. Ritter                        X           X                                                      X
----------------------------------------------------------------------------------------------------------------------------
   William E. Stevens                     X                         X              X<F*>                     X
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
   Meetings Held in FY 2000               6           7             5              2
----------------------------------------------------------------------------------------------------------------------------

 <F*>Chair

STANDING BOARD COMMITTEES

Audit and Finance--recommends to the Board the selection of independent accountants, reviews the scope and results of the independent audit and internal audit function, and reviews the Company's financial plans and policies related to borrowings, dividends and capital structure.

Compensation and Human Resources--considers and makes recommendations to the Board as to the salaries and other compensation to be paid to the Company's executive officers, other officers and upper management employees of Earthgrains and its subsidiaries.

Nominating--identifies and considers potential candidates for Board membership, and conducts ongoing review of Board composition and duties, as well as corporate governance issues. The Board authorized this committee on December 3, 1999. Prior to its formation, the entire Board had been overseeing these matters. The Committee would consider nominees recommended by shareholders for Board vacancies provided that shareholders follow the procedures discussed under the heading "Other Matters" on page 22.

COMPENSATION

An employee director receives no additional compensation for service on the Board.

Non-employee directors receive the following for their services on the Board:

Annual Fee:.......................       $23,000

Fee for Each Board Meeting
  Attended:.......................       $ 1,500

Fee for Each Committee Meeting
  Attended:.......................       $   750

Annual Fee for Chairing a
  Committee:......................       $ 3,500

Each non-employee director is required to defer 25% of his or her director's fees and maintain an account in Earthgrains' Non-Employee Directors Deferred Fee Plan. Directors may elect to defer up to 100% of their fees. Each director may choose whether his or her elective deferred fees, if any, are credited to a cash account or a share equivalent account that tracks the value of Earthgrains' Common Stock. At the director's option, amounts deferred under the plan are paid in cash in a lump sum on a date the director specifies or over a period of time, not to exceed 10 years. In fiscal year 2000, each non-employee director received a credit to his or her account of 400 share equivalents. That credit replaced an annual stock grant given in prior years.

                    STOCK OWNERSHIP INFORMATION

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT

The table below lists the persons or groups known by Earthgrains to own more than 5% of its Common Stock:

           NAME AND ADDRESS                   NUMBER OF           % OF SHARES         EXPLANATORY
         OF BENEFICIAL OWNER                COMMON SHARES         OUTSTANDING            NOTES
         -------------------                -------------         -----------         -----------
FMR Corp.                                     4,875,484             11.467             <Fa><Fc>
  82 Devonshire Street
  Boston, Massachusetts 02109

Snyder Capital Management, L.P.               3,053,600              7.200             <Fb><Fc>
  and its sole general partner,
  Snyder Capital Management, Inc.
  ("Snyder Capital")
  350 California Street, Suite 1460
  San Francisco, California 94104

-------
<Fa>  FMR Corp. and its subsidiaries have sole voting power as to 15,600 shares and sole investment power as to 4,875,484 shares.

<Fb>  Snyder Capital has sole voting power as to 50,200 shares, shared voting power as to 2,704,800 shares, and shared investment power as to 3,053,600 shares.

<Fc>  As reported to the Securities and Exchange Commission by the beneficial owner as of 12/31/99.

COMMON STOCK BENEFICIALLY OWNED BY MANAGEMENT

The following table summarizes the beneficial ownership of Earthgrains' Common Stock as of March 28, 2000, for each director and nominee for director, each of the executive officers named in the Summary Compensation Table (see page 15 below), and all directors and executive officers as a group. Except as otherwise noted, the individuals have sole voting and investment power with respect to the shares reported. Included are shares that were beneficially owned on March 28, 2000, or which could be acquired within 60 days after that date by exercising employee stock options.

                                                     NUMBER          EXERCISABLE                       % OF SHARES
                     NAME                           OF SHARES          OPTIONS           TOTAL         OUTSTANDING
                     ----                           ---------        -----------         -----         -----------
    Barry H. Beracha..........................     717,452<F1>          643,864       1,361,316           3.17
    J. Joe Adorjan............................      11,297<F2>            - 0 -          11,297           <F*>
    Peter F. Benoist..........................      12,573<F3>            - 0 -          12,573           <F*>
    Maxine K. Clark...........................       6,109<F4>            - 0 -           6,109           <F*>
    Jaime Iglesias............................      11,574<F5>            - 0 -          11,574           <F*>
    Jerry E. Ritter...........................      20,199<F6>            - 0 -          20,199           <F*>
    William E. Stevens........................      14,669<F7>            - 0 -          10,669           <F*>
    John W. Iselin, Jr........................     153,409<F8>          100,333         253,742           <F*>
    William H. Opdyke.........................      43,308<F9>           80,164         123,472           <F*>
    Mark H. Krieger...........................      27,994<F10>          58,845          86,839           <F*>
    Xavier Argente............................      31,224<F11>         127,000         158,224           <F*>
    All directors and executive officers as a
      group (22 persons)......................   1,275,818<F12>       1,478,314       2,754,132           6.29

-------

 <F*> Person beneficially owns less than 1% of Earthgrains'
      outstanding Common Stock.

 <F1> Includes 333,332 shares of restricted stock, subject to forfeiture, 38,124 shares owned indirectly by Mr. Beracha through his 401(k) plan accounts and 3,400 shares owned by a child of Mr. Beracha, the beneficial ownership of which is disclaimed.

 <F2> Includes 3,200 shares of stock, subject to transfer
      restrictions.

 <F3> Includes 3,200 shares of stock, subject to transfer
      restrictions.

 <F4> Includes 3,200 shares of stock, subject to transfer
      restrictions.

 <F5> Includes 3,200 shares of stock, subject to transfer
      restrictions.

 <F6> Includes 3,200 shares of stock, subject to transfer
      restrictions, and 16,918 shares held by a family limited partnership.

 <F7> Includes 3,200 shares of stock, subject to transfer
      restrictions, and 4,000 shares held in an irrevocable trust, the beneficial ownership of which is disclaimed.

 <F8> Includes 71,668 shares of restricted stock, subject to forfeiture and 2,189 shares owned indirectly by Mr. Iselin through his 401(k) plan accounts.

 <F9> Includes 38,332 shares of restricted stock, subject to forfeiture, and 4,252 shares owned indirectly by Mr. Opdyke through his 401(k) plan accounts.

<F10> Includes 24,168 shares of restricted stock, subject to forfeiture and 1,718 shares owned indirectly by Mr. Krieger through his 401(k) plan accounts.

<F11> Includes 18,332 shares of restricted stock, subject to forfeiture. Mr. Argente is not eligible to participate in the Company's 401(k) plan or 401(k) restoration plan.

<F12> Includes restricted stock and shares owned indirectly through
      401(k) plan accounts and otherwise.

APPROVAL OF AN AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN INCREASING
           THE NUMBER OF SHARES AVAILABLE UNDER THE PLAN

                       (ITEM 2 ON PROXY FORM)

The second item to be acted upon is a proposal to approve an amendment to the 1996 Stock Incentive Plan (the "SIP").

THE PROPOSED AMENDMENT

As of May 26, 2000, only 125,386 shares of Common Stock remain available for new awards to eligible employees under the SIP. Of those, none may be issued as Restricted Stock. The Board of Directors has approved, and is seeking shareholder approval of, an increase of 2,114,850 shares in the total authorized under the SIP, of which up to 245,320 shares would be available for Restricted Stock awards. The overall SIP share increase is less than 5% of Earthgrains' currently outstanding shares of Common Stock.

SUMMARY DESCRIPTION OF THE SIP

The SIP was last approved by Earthgrains' shareholders in 1997. The SIP authorizes the grant of a wide variety of awards, including incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), Restricted Stock, and other stock interests. ISOs and NQSOs are both stock options, allowing the recipient to purchase a fixed number of shares of Common Stock for a fixed price; ISOs enable the recipient to enjoy a special tax treatment upon exercise which is not available to holders of NQSOs. Restricted Stock is Common Stock which is issued subject to transfer restrictions and possible forfeiture events. The SIP also authorizes other stock-based awards, including regular and limited stock appreciation rights. The Company never has granted those other types of awards; they are authorized in the SIP in case their grant becomes necessary in the future to fulfill the SIP's purposes.

At the end of fiscal 2000, approximately 225 officers and key employees of Earthgrains and its subsidiaries and affiliates were eligible to receive awards under the SIP. In addition to these participants, certain employees of acquired companies will also be eligible for future awards under the SIP. Non-employee directors are ineligible for awards.

The SIP is administered by the Board's Compensation and Human Resources Committee (the "Committee"), which consists entirely of directors who are not employees of Earthgrains. Within the limits of the Plan, the Committee determines when and to whom awards are granted, the types of award granted, the number of shares subject to each award, the award's exercise or base price (as applicable) and duration, when awards become exercisable, non-forfeitable, or otherwise vested, and other terms and conditions which the Committee deems appropriate.

No more than 5,720,000 shares may be issued under the SIP at present, of which up to 666,204 may be Restricted Stock. As mentioned above, only 125,386 shares remain for new grants, none of which can be Restricted Stock. The proposed amendment would increase the overall limit to 7,834,850 shares in total, which would make 2,240,236 available for new grants; of those, 245,320 could be used for new Restricted Stock grants. In addition, no more than 1,300,000 shares per calendar year may underlie awards granted to any one person; the per-person annual limit is not being increased. Appropriate adjustments in these share limits and in the terms of outstanding awards are required for stock splits and similar events. The authority to make new grants of awards under the SIP will expire on February 21, 2006.

The option price of options generally cannot be less than 100% of the market value of Earthgrains' Common Stock on the grant date. Optionees may pay the option price in cash or Earthgrains' Common Stock, including (if permitted by the Committee) shares otherwise issuable in connection with the exercise. Earthgrains may loan the option price to optionees (to the extent allowed by law). The Committee has authority to permit withholding taxes related to option exercises and Restricted Stock vesting to be paid with stock. The Committee may accelerate vesting of awards at any time in its discretion. The SIP provides for automatic vesting of awards upon death or disability of a recipient, or upon the occurrence of certain takeover events relating to Earthgrains. Automatic vesting also occurs upon retirement of the recipient, except for Restricted Stock. In the Committee's discretion, award agreements may provide that awards are forfeited if the recipient takes any action prohibited by the award agreement, or if certain events occur or fail to occur.

The SIP may be amended by the Board of Directors at any time. Certain amendments which increase the number of authorized shares, increase the maximum number of shares which may be awarded to any person in any calendar year, change the class of eligible employees, or withdraw the authority of the Committee to administer the SIP, must be approved by Earthgrains' shareholders.

The closing price of Earthgrains' Common Stock on June 5, 2000, as reported on the New York Stock Exchange (composite transactions), was $17.250 per share.

PURPOSES OF THE SIP

The Board of Directors believes that

  * Earthgrains' long-term success is dependent upon its ability to attract and retain outstanding individuals and to motivate them to exert their best efforts on behalf of Earthgrains' interests.

  * The SIP's stock-based awards are an important part of Earthgrains' incentive compensation of its officers and other management employees.

  * Stock-based awards align management's interests directly with those of the shareholders, since the value of the awards is directly linked to the market price of Earthgrains' stock.

FEDERAL INCOME TAX CONSEQUENCES

  ISOS

An optionee does not realize taxable income and Earthgrains is not entitled to a deduction on the grant or exercise of ISOs.

If an optionee holds the shares acquired ("ISO Shares") for at least one year from the exercise date and two years from the grant date (the "Required Holding Periods"), the optionee's gain or loss upon a sale will be long-term capital gain or loss equal to the difference between the amount realized on the sale and the optionee's basis in the ISO Shares. Earthgrains will not be entitled to a deduction.

If an optionee disposes of the ISO Shares without satisfying the Required Holding Periods, the "disqualifying disposition" will give rise to ordinary income on that date equal to the excess of the fair market value of the ISO Shares on the exercise date (or generally, the sale price if less) over the option price. Earthgrains will ordinarily be entitled to a deduction at the same time equal to the amount of the ordinary income resulting from a disqualifying disposition.

An optionee does recognize income for alternative minimum tax ("AMT") purposes upon exercise of an ISO, unless there is a disqualifying disposition in the year of exercise. The amount of AMT income is the amount by which the fair market value of the shares received exceeds the option price. Upon sale of the ISO shares, AMT gain or loss is equal to the excess of the amount realized over the AMT basis; AMT basis will include the AMT income on exercise.

  NQSOS AND STOCK APPRECIATION RIGHTS

An optionee does not realize taxable income on the grant of an NQSO or stock appreciation right ("SAR"), but does realize ordinary income on the exercise date. The amount of income in the case of any NQSO exercise is the amount by which the fair market value of the shares received exceeds the option price. The amount of income in the case of an SAR exercise is the amount of cash received plus the fair market value of any shares received.

Earthgrains will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income realized by the optionee from the exercise of NQSOs or SARs.

The discussion with respect to SARs above applies to regular and limited stock appreciation rights.

  RESTRICTED STOCK

A recipient of Restricted Stock generally does not recognize income and Earthgrains generally is not entitled to a deduction at the time of grant. Instead, the recipient recognizes compensation income and Earthgrains is entitled to a deduction on the date on which vesting occurs ("Vesting Date"). The Recipient's holding period will begin on the Vesting Date. The amount of income recognized and the amount of Earthgrains' deduction will equal the fair market value of the vested Restricted Stock on the Vesting Date.

Any dividends on the Restricted Stock paid to the recipient prior to the Vesting Date will be includible in the recipient's income as compensation and deductible as such by Earthgrains.

A recipient may, in some circumstances, elect to accelerate the time of inclusion in income to the grant date rather than waiting until the Vesting Date. If the election is made, the recipient recognizes compensation income at the time of grant in the amount of the fair market value of an equal number of unrestricted shares of Common Stock; and Earthgrains is entitled to a deduction in the same amount at the same time.

  PARACHUTE PAYMENTS

Awards under the SIP provide for accelerated exercisability and vesting upon a change in ownership or control of Earthgrains, which may cause certain amounts to be characterized as parachute payments. An employee generally is deemed to have received a "parachute payment" in the amount of compensation that is contingent upon an ownership change if such compensation exceeds, in the aggregate, three times the employee's base amount, which is generally the employee's average annual compensation for the five preceding years. An employee's "excess parachute payment" is the excess of the employee's total parachute payments over such base amount. An employee will be subject to a 20% excise tax on, and Earthgrains will be denied a deduction for, any excess parachute payment.

  $1,000,000 DEDUCTION LIMIT

Earthgrains is not allowed a deduction for compensation paid to certain executive officers ("Covered Employees") in excess of $1,000,000 each in any taxable year, except to the extent such excess constitutes performance-based compensation. Compensation from Earthgrains' stock options constitutes performance-based compensation. Compensation from Restricted Stock generally is not performance-based and, therefore, will not be deductible by Earthgrains to the extent total non-performance-based compensation paid to a Covered Employee in any year exceeds $1,000,000.

REASONS FOR THE AMENDMENT

The Board of Directors believes that the Company's long-term success is dependent upon its ability to attract and retain outstanding individuals and to motivate them to exert their best efforts on behalf of Earthgrains. Stock awards are an important part of incentive compensation for the Company's officers and other management employees. Stock based awards align management's interests directly with those of the shareholders, since the value of the awards is directly linked to the market price of Earthgrains' Common Stock.

Only 125,386 shares remain available for new grants, and none are available for Restricted Stock. Many of the awards initially granted under the SIP, including all of the Restricted Stock awards, were made during the Company's transition from a wholly owned subsidiary of Anheuser-Busch to an independent, publicly traded company. Those early grants allowed the Company to assemble and retain its management team during a critical and uncertain time in the Company's history. The uncertainties of four years ago have passed, but new challenges have replaced them. As the Company continues its active participation in the rapid consolidation of the baking industry, it is vital for Earthgrains to offer competitive compensation packages in order to retain and incentivize its managerial team. As new companies are acquired and integrated into Earthgrains, that team necessarily grows in size and its task, managing the Company, grows more complex. A key component to staying competitive today is the Company's ability to offer stock incentives which focus its management team on the Company's overall growth and shareholder value.

Whether granted to officers and employees of Earthgrains or to key employees of acquired companies, the additional shares will allow the Company to continue to attract, retain and motivate individuals who are critical to the Company's continued success.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
          PROPOSAL TO AMEND THE 1996 STOCK INCENTIVE PLAN.

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

                       EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE FOR FISCAL
YEAR 2000

The Compensation and Human Resources Committee of the Board of Directors (the "Committee") of Earthgrains is comprised entirely of independent, non-employee directors. The Committee operates under the authority delegated to it by the Board. The Committee's responsibilities include review and approval of salary, annual incentives, equity-based incentives, mid- to long-term incentives and other compensation for executive officers, including the Chief Executive Officer (the "CEO"). The Committee also administers Earthgrains' employee incentive programs. The following discussion summarizes the philosophies and methods which guide the Committee in carrying out its responsibilities.

COMPENSATION PHILOSOPHY

Earthgrains' principal goal is to maximize shareholder value. Accordingly, the Committee's paramount objective is to strengthen and monitor the connection between executive compensation and the creation of value by Earthgrains. The Committee endeavors to accomplish this through a compensation program that attracts, motivates and retains top executive talent, and that rewards those executives for maximizing the key elements of Earthgrains' economic value.

Earthgrains' executive officers are eligible for fixed, short-term variable (based on short-term performance), and mid- to long-term incentive (based on mid- to long-term corporate results) elements of compensation. In determining the structure and design of these pay elements as well as how much is awarded under each component, the Committee considers several principles:

  * To attract, motivate and retain executives, a base compensation package that is competitive with median practices in the commodity and branded segments of the food industry.

  * Both short-term and mid- to long-term incentives that are matched with short-term and mid- to long-term corporate performance, respectively, to achieve Earthgrains' financial performance objectives.

  * All Earthgrains' awards should be aligned with maximizing the economic value of Earthgrains.

  * Each component of compensation available to executives should be clearly communicated to them, as should the performance required to earn variable components of compensation. Such communication is essential to an effective compensation program.

The Committee reviews compensation based on these four principles, Earthgrains' performance and competitive practices. As part of its review, the Committee looks at compensation of a broad group of companies in the food industry (the "survey companies"), including but not limited to the companies included in the S&P Foods Index, as reflected in Earthgrains' stock price performance graph on page 20.

The Committee favors qualifying compensation for tax deductibility under the Internal Revenue Code. Section 162(m) of that Code limits to $1 million the annual deduction a publicly held corporation may take for compensation paid to any executive, except for certain performance-based compensation. However, tax savings are but one consideration among many in the executive compensation equation, and will not be solely determinative where the Committee, in its discretion, finds other considerations to be more important.

COMPENSATION PROGRAM COMPONENTS

During the last fiscal year, Earthgrains executives were eligible for four compensation components: (1) base salary, (2) annual incentives, (3) equity-based incentives, and (4) mid- to long-term incentives. In general, base salary is set in advance but can be adjusted periodically at the discretion of the Committee; annual and equity-based incentives are awarded at the discretion of the Committee; and mid- to long-term incentives are awarded by the Committee pursuant to plans approved by the Committee. The following discussion outlines the factors the Committee considers and applies when awarding each of the four components.

BASE SALARY

The Committee took the following factors into account in determining each executive's base salary for the last fiscal year, including that of the CEO:

  * The executive's experience and the responsibilities attendant to the position; and

  * The median base salaries paid to executives in comparable positions at the survey companies.

The Committee reviews base salaries annually. In evaluating whether an adjustment to an executive's base salary is appropriate, the Committee considers the pay levels at the survey companies and Earthgrains' overall financial performance during the prior fiscal year including such measures as:

  * Earnings before interest expense and income taxes ("EBIT");

  * Growth in earnings before interest expense, income taxes, depreciation, amortization and minority interest expense
    ("EBITDA");

  * Return on capital employed; and

  * Appreciation in value of common shares.

Special consideration may be given to performance measures that bear a close relationship to an executive's particular duties, as well as to the complexity of an individual's responsibilities and the executive's immediate supervisor's evaluation as to how well those responsibilities were discharged. The Committee, however, does not employ a precise formula in adjusting base salaries and to this extent the determination involves some degree of subjectivity. In accordance with the foregoing, the Committee increased the base salaries of executive officers, including the named executive officers, in the last fiscal year by an average of 4.4%.

ANNUAL INCENTIVE

The Committee sets an annual incentive target bonus for each executive (other than the CEO who is covered by a separate program discussed below) based on the median annual bonus paid to executives performing comparable positions at the survey companies. The Committee also establishes target performance goals for each fiscal year. At the end of each fiscal year, the Committee determines what percentage of the target bonus each executive earned, based on the Committee's assessment of actual performances of both Earthgrains and the executive individually relative to the target performance goals.

For the last fiscal year, bonuses for executive officers were determined on the basis of Earthgrains' actual EBIT compared with a target EBIT goal established by the Committee. Bonuses for executive officers assigned to Earthgrains' domestic operations were determined in part on the basis of domestic EBIT for those operations and bonuses for executive officers assigned to international operations were determined in part on the basis of international EBIT for those operations.

For the last fiscal year, executive officers became eligible for annual bonuses based on a percentage of their target annual bonuses. The bonuses were then adjusted for all executive officers based on the Committee's assessment of individual performance. This assessment was discretionary and took into account a number of factors that varied from individual to individual.

EQUITY-BASED INCENTIVES

Earthgrains continues to use stock options, and has used restricted stock, as a means of retaining and motivating executives over the long term, and creating a commonality of interest between executives and shareholders. An executive's background, position, responsibilities, and individual performance are relevant to the Committee's decision whether to make an award to an executive, as well as to the amount and composition of any such award. Because awards involve the Committee's estimation of an individual executive's potential to contribute to Earthgrain's long-term performance, the Committee considers certain subjective factors in addition to certain objective factors.

OTHER MID- TO LONG-TERM INCENTIVES

At the 1997 Annual Meeting, shareholders approved Earthgrains'
Exceptional Performance Plan (the "EPP").

Also in 1997, a subcommittee of the Committee established the 1998 Cash Incentive Program (the "1998 Program"). The performance period for the 1998 Program began on March 26, 1997 and was scheduled to end on March 25, 2002. The performance goals were met or exceeded earlier than the scheduled date. Accordingly, bonuses under the 1998 Program were paid in fiscal year 2000 and the 1998 Program has terminated. The amounts of bonuses under the 1998 Program are included in the "LTIP Payout" column of the Summary Compensation Table on page 15.

The performance goals of the 1998 Program were tied to both a cash flow measure and a return on capital measure, and the bonus each participant received depended on the applicable bonus

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

formula amount and to the extent which the performance goals were achieved.

In 1999, the Committee established the 2000 Leadership Excellence Achievement Program (the "2000 Program") which became effective September 15, 1999. Approximately 220 employees of Earthgrains, including the named executive officers, are designated participants of the 2000 Program. The performance period for the 2000 Program will terminate on the third anniversary of the effective date. The performance goals for the 2000 Program are tied to a cash flow measure, a return on capital measure, and an average annual revenue growth measure.

CEO COMPENSATION

The factors used to evaluate Mr. Beracha's performance were his continued success in transitioning Earthgrains from an Anheuser-Busch subsidiary to a thriving independent company, the development of sound strategic and operating plans, and improvements in Earthgrains' operating performance. Strategic acquisitions and successful integration of new operations were also factors. No specific weighting was assigned to these factors.

Mr. Beracha's compensation is governed, in part, by his employment agreement with Earthgrains. Pursuant to his employment agreement, Mr. Beracha received a base salary of $640,080 for the last fiscal year. Mr. Beracha's bonus for the last fiscal year was paid pursuant to the 2000 CEO Cash Incentive Program (the "2000 CEO Program"), established by the Committee under the EPP in April 1999. The performance period for the 2000 CEO Program was fiscal year 2000. Mr. Beracha's 2000 CEO Program was tied to both Earthgrains' and Mr. Beracha's performance, using Earthgrains' actual EBIT (earnings before interest expense and income taxes) compared with a target EBIT goal established by the Committee, and a return on capital measure. Mr. Beracha's bonus for fiscal year 2000 was $361,965.

EXECUTIVE STOCK OWNERSHIP

The Committee believes that it is important for every executive to have an ownership interest in Earthgrains that is significant relative to the executive's base salary. Accordingly, Earthgrains adopted minimum stock ownership guidelines for executive officers. Currently, all executives are in compliance with such guidelines.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

J. Joe Adorjan, Chair
Maxine K. Clark
William E. Stevens

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                     SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid by Earthgrains for services rendered by the named executive officers during the past three fiscal years.


                                      ANNUAL COMPENSATION<F1>                   LONG-TERM COMPENSATION
                               ---------------------------------------------------------------------------------
                                                                     RESTRICTED     SECURITIES                      ALL OTHER
      NAME AND         FISCAL                          OTHER ANNUAL    STOCK        UNDERLYING        LTIP           COMPEN-
 PRINCIPAL POSITION     YEAR     SALARY      BONUS     COMPENSATION  AWARDS<F2>   OPTIONS(#)<F3>  PAYOUT<F4><F5>    SATION<F6>
 ------------------    ------    ------      -----     ------------  ----------   --------------  --------------    ----------
Barry H. Beracha        2000    $640,080   $361,965    $ 9,843<F7>    $- 0 -          40,000        $549,960         $45,957
Chairman of the         1999     600,000    415,000      5,857<F7>     - 0 -          40,000                          44,004
 Board & Chief          1998     549,960    445,000                    - 0 -          30,000                          31,866
 Executive Officer

John W. Iselin, Jr.     2000     305,040    160,183      6,293<F7>     - 0 -          19,800         257,400          16,004
President,              1999     272,820    124,178      4,566<F7>     - 0 -          25,000                          14,303
 Worldwide Bakery       1998     257,400    155,956                    - 0 -          12,500                          10,437
 Products

William H. Opdyke       2000     245,040    111,180      5,041<F7>     - 0 -          16,200         195,900          17,154
President,              1999     215,400    117,274      3,603<F7>     - 0 -          20,000                          14,839
 Worldwide              1998     195,900    108,553                    - 0 -          10,000                          10,373
 Refrigerated Dough
 Products, Technology
 & Purchasing

Mark H. Krieger         2000     231,000     97,119      4,558<F7>     - 0 -          14,400         178,800          11,908
Vice President &        1999     209,520     72,960     67,041<F7>     - 0 -          15,840                          10,043
 Chief Financial        1998     178,800     79,516                    - 0 -           5,800                           7,148
 Officer

Xavier Argente<F8>      2000     214,460    148,800                    - 0 -          16,200         201,480           2,180
President,              1999     227,079     44,966                    - 0 -          18,000                           2,082
 European Bakery        1998     216,247     51,285                    - 0 -          10,500                           2,347
 Products

---------

<F1> Salary and bonus amounts include any amounts earned in a given fiscal year and subsequently deferred under Earthgrains' Executive Deferred Compensation Plan. If a change in control of Earthgrains occurred, the entire amount accrued on behalf of a participant would be paid to the participant in a single lump sum within 30 days of the date of the change in control. If an excise tax were imposed on a participant's accrued benefits on account of a change in control, the participant's benefits would be increased to the extent required to put the participant in the same position after payment of taxes as if no such excise tax had been imposed.

<F2> All of the shares of Restricted Stock currently authorized under the 1996 Stock Incentive Plan were granted to the named executive officers and other eligible employees in fiscal year 1997. Non-preferential dividends are paid on the Restricted Stock. The Restricted Stock also has a tax payment feature; some of the shares can be used to pay the required withholding taxes related to the vesting of the Restricted Stock awards. Any taxes in excess of the required withholding taxes must be paid by the recipient. The Restricted Stock awards will vest over the next two years. With the exception of some of Mr. Argente's shares which will vest in July 2001 and 2002, 50% of the Restricted Stock awards will vest in October 2000 and the remaining 50% will vest in October 2001. Certain executive officers, including the named executive officers, may elect to sell some of their respective shares in order to satisfy any additional tax liability they may incur.

     The Compensation and Human Resources Committee of the Board may accelerate the vesting of a Restricted Stock award at any time, and all shares of Restricted Stock automatically vest upon the recipient's death or upon disability, as that term is defined in the Plan. If certain events occur which would result in a change in control of Earthgrains, all shares of Restricted Stock become nonforfeitable and freely transferable (except for restrictions


                                 15


     imposed by applicable federal and state securities laws), and all previously unsatisfied conditions to unrestricted ownership lapse. The number of shares and value of Restricted Stock holdings as of March 28, 2000, are as follows:

                             NUMBER              VALUE AT
                            OF SHARES         FISCAL YEAR END
                            ---------         ---------------

     * Mr. Beracha           333,332            $4,770,814
     * Mr. Iselin             71,668             1,025,748
     * Mr. Opdyke             38,332               548,627
     * Mr. Krieger            24,168               345,905
     * Mr. Argente            18,332               262,377

<F3> Awards for fiscal year 1998 have been adjusted to reflect two two-for-one stock splits effected in 1997 and 1998.

<F4> Two separate payouts under the Exceptional Performance Plan's
     1998 Program were made after various levels of the Program's performance goals were achieved. The first payout date was May 15, 1999. The second payout date was October 15, 1999.

<F5> The payout amounts on each of the payout dates for the named executive officers were:
        * Mr. Beracha, $274,980
        * Mr. Iselin, $128,700
        * Mr. Opdyke, $97,950
        * Mr. Krieger, $89,400
        * Mr. Argente, $100,740

<F6> The amounts shown in this column consist of the following for fiscal year 2000:

     (i) Matching Contributions under Earthgrains' 401(k) and 401(k) restoration plans:
        * Mr. Beracha, $26,003
        * Mr. Iselin, $12,202
        * Mr. Opdyke, $9,802
        * Mr. Krieger, $9,240

     Mr. Argente is not eligible to participate in the Company's
     401(k) plan or 401(k) restoration plan.

     In the event of a change in control of Earthgrains, the unvested portion of a participant's 401(k) account will immediately become 100% non-forfeitable, and the entire amount accrued in the 401(k) restoration plan on behalf of a participant will be paid in a single lump sum within 30 days of the date of the change in control.

     (ii) Amounts imputed as income for federal income tax purposes under Earthgrains' life insurance plans:
       * Mr. Beracha, $19,954
       * Mr. Iselin, $3,802
       * Mr. Opdyke, $7,352
       * Mr. Krieger, $2,668
       * Mr. Argente, $2,180

<F7> Amounts reported in the table are tax reimbursements, with the exception of the amount reported for Mr. Krieger in 1999. That amount consists primarily of a country club membership valued at $38,053.

<F8> Mr. Argente's salary and the majority of his bonus are paid in
     Spanish pesetas. The dollar values listed in the table above represent the approximate U.S. dollar amounts Mr. Argente would have received based on the average conversion rate of 159.47,
     148.01 and 148.58 Spanish pesetas to one U.S. dollar for fiscal years 2000, 1999 and 1998, respectively.

                                 16

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
                                      OPTION GRANTS IN LAST FISCAL YEAR

                                      % OF TOTAL
                                        OPTIONS
                         NUMBER OF    GRANTED TO                              POTENTIAL REALIZABLE VALUE AT
                          SHARES       EMPLOYEES                           ASSUMED ANNUAL RATES OF STOCK PRICE
                        UNDERLYING     IN FISCAL    EXERCISE                 APPRECIATION FOR OPTION TERM<F3>
                          OPTIONS        YEAR       PRICE PER  EXPIRATION  -----------------------------------
         NAME           GRANTED<F1>    2000<F2>       SHARE       DATE       0%           5%            10%
         ----           -----------   ----------    ---------  ----------  -----       --------     -----------
Barry H. Beracha......    40,000         6.19        $15.7188   1/19/10    - 0 -       $395,419     $1,002,069
John W. Iselin, Jr....    19,800         3.07        $15.7188   1/19/10    - 0 -        195,732        496,024
William H. Opdyke.....    16,200         2.51        $15.7188   1/19/10    - 0 -        160,145        405,838
Mark H. Krieger.......    14,400         2.23        $15.7188   1/19/10    - 0 -        142,351        360,745
Xavier Argente........    16,200         2.51        $15.7188   1/19/10    - 0 -        160,145        405,838

--------

<F1> All options granted to the named executive officers were granted on January 20, 2000. The options become exercisable in three equal parts on the first, second and third anniversaries of the grant date; however, the Compensation and Human Resources Committee of the Board is authorized to accelerate exercisability at any time, and acceleration occurs automatically in the event of the optionee's death, or the optionee's disability or retirement as those terms are defined in the 1996 Stock Incentive Plan and its agreements, or if certain events occur which would result in a change in control of Earthgrains. In addition, some of the options (NQSOs) were granted with a tax payment feature; the option stock can be used to pay the withholding taxes related to an option exercise.

     The number of NQSOs granted in fiscal year 2000 to the named officers were:
       * Mr. Beracha, 33,700
       * Mr. Iselin, 13,500
       * Mr. Opdyke, 9,900
       * Mr. Krieger, 8,100
       * Mr. Argente, 16,200

     The NQSOs granted in fiscal year 2000 to each of the named executive officers are transferable to the respective officers' immediate family members.

<F2> Based on option grants for 645,715 shares of Earthgrains'
     Common Stock to 230 employees in fiscal year 2000.

<F3> The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation of Earthgrains' Common Stock. If the value of Earthgrains' Common Stock does not appreciate, the options will be valueless, as evidenced by the 0% column. The assumed 5% annual rate of appreciation would result in the market price of Earthgrains' Common Stock increasing from $15.7188 to $25.60. The assumed 10% annual rate of appreciation would result in an increase from $15.7188 to $40.77.

                                       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                                  FISCAL YEAR END OPTION VALUES

                                                                             NUMBER OF SHARES           VALUE OF UNEXERCISED
                                                                                UNDERLYING                  IN-THE-MONEY
                                                                            UNEXERCISED OPTIONS           OPTIONS AT FISCAL
                              SHARES ACQUIRED ON          VALUE             AT FISCAL YEAR END            YEAR END<F2><F3>
           NAME                  EXERCISE<F1>         REALIZED<F2>       EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
           ----               ------------------      ------------       -------------------------    -------------------------
Barry H. Beracha..........           - 0 -                  - 0 -             643,864/76,668              $3,430,216/- 0 -
John W. Iselin, Jr........          75,332             $1,198,246             100,333/40,635                 373,100/- 0 -
William H. Opdyke.........           - 0 -                  - 0 -              80,164/32,868                 358,348/- 0 -
Mark H. Krieger...........           - 0 -                  - 0 -              58,845/26,895                 248,639/- 0 -
Xavier Argente............           - 0 -                  - 0 -             127,000/31,700                 266,244/- 0 -

--------

<F1> Shares acquired reflect two two-for-one stock splits effected in 1997 and 1998.

<F2> Value before income taxes payable as a result of exercise.

<F3> The closing price of Earthgrains' Common Stock on March 28,
     2000, was $14.3125 per share. Options granted with a higher exercise price are ignored in this column.

                  LONG-TERM INCENTIVE PLANS

At last year's Annual Meeting, shareholders re-approved the Company's Exceptional Performance Plan (the "EPP"), which was adopted by the Board in May 1997. The EPP provides a framework through which key executives, including the named executive officers, can receive appropriate cash bonuses for exceptional performance over a measured performance period which may be longer than a given fiscal year. In addition to current participants, certain employees of acquired companies will also participate in programs established under the EPP. On March 19, 1999, the Compensation and Human Resources Committee of the Board (the "Committee"), established the 2000 Leadership Excellence Achievement Program (the "2000 Program") under the EPP, and on April 29, 1999, the Committee established the 2000 CEO Cash Incentive Program (the "2000 CEO Program") under the EPP.

Information regarding the 2000 Program is provided in the table below. Since the performance period for the 2000 CEO Program was fiscal year 2000, Mr. Beracha's cash bonus pursuant to the 2000 CEO Program is reported in the Summary Compensation Table on page 15.

While the 2000 Program is the current program in effect under the EPP, the Committee is authorized to, and may, establish additional EPP programs.

                                  LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                                       ESTIMATED FUTURE PAYOUTS
                                                                                      UNDER NON-STOCK PRICE-BASED
                                                                                             PLANS<F3><F4>
                                            PERFORMANCE OR OTHER PERIOD
                                            UNTIL MATURATION OR PAYOUT             THRESHOLD/TARGET              MAXIMUM
                   NAME                              <F1><F2>                             ($)                      ($)
                   ----                     ---------------------------            ----------------             ---------
Barry H. Beracha..........................      September 15, 2002                      640,080                 1,280,160
John W. Iselin, Jr........................      September 15, 2002                      305,040                   610,080
William H. Opdyke.........................      September 15, 2002                      245,040                   490,080
Mark H. Krieger...........................      September 15, 2002                      231,000                   462,000
Xavier Argente............................      September 15, 2002                      214,460                   428,920

--------

<F1> Because the applicable performance period has not elapsed and performance goals have not been attained, it is not possible to determine if performance goals triggering bonuses will be met.

<F2> In the event of a change in control of Earthgrains, the
     Committee has the authority to make adjustments to the performance goals, performance periods and bonus formulas to prevent or limit the forfeiture of bonuses under EPP programs. Under the existing programs, the Committee has exercised its discretion

                                 18


     under the EPP to require payment of maximum bonuses upon a change in control.

<F3> Program performance goals are tied to a cash flow measure, a return on capital measure, and an average annual revenue growth measure. Bonus formula amounts range from 100%-200% of fiscal year 2000 salary for the named executive officers, depending on the extent to which performance goals are achieved.

<F4> The Committee, in its discretion, may reduce the actual bonuses paid to amounts less than the threshold amounts provided above.

                         PENSION PLAN TABLE

                             YEARS OF CREDITED SERVICE
              --------------------------------------------------------
COMPENSATION    15       20       25       30       35     40 AND OVER
------------    --       --       --       --       --     -----------
 $  100,000    41,820   48,759   55,698   62,637   69,576     76,515
    200,000    56,947   68,079   83,333  100,000  101,356    112,458
    300,000    75,000  100,000  125,000  150,000  150,000    150,000
    400,000   100,000  133,333  166,667  200,000  200,000    200,000
    600,000   150,000  200,000  250,000  300,000  300,000    300,000
    800,000   200,000  266,667  333,333  400,000  400,000    400,000
  1,000,000   250,000  333,333  416,667  500,000  500,000    500,000
  1,200,000   300,000  400,000  500,000  600,000  600,000    600,000

The Earthgrains Company Pension Plan (the "Pension Plan") is a defined benefit pension plan intended to comply with the requirements of Section 401(a) of the Internal Revenue Code. Under the Pension Plan, eligible employees receive a benefit based on final average pay and accumulated benefit credits. The benefit is paid in a lump sum or annuity payments for life. Final average pay is the highest five consecutive complete calendar years of pay out of the last ten complete calendar years of pay. "Pay" is all compensation received by a participant excluding bonuses and other forms of compensation that are specifically excluded under the terms of the Pension Plan. Benefit credits are earned according to the following schedule:

AGE                           ANNUAL BENEFIT CREDIT
---                           ---------------------
50 or under.................           12%
51-53.......................           13%
54-56.......................           14%
57-59.......................           15%
60 and over.................           16%

The Pension Plan Table above presents the estimated annual pension benefits payable to a covered participant at normal retirement age (age 65) under the Pension Plan, as well as all non-qualified supplemental pension plans, based on pay that is covered under the plans and years of service with Earthgrains. These benefit amounts will be offset by Social Security benefits payable at age 65 and a prior plan benefit for service prior to March 26, 1996. However, benefits offset by the prior plan will never be less than the benefits calculated using service after March 26, 1996, with no offset for the prior plan. In the event of a change in control of Earthgrains, a participant's accrued benefits will immediately become 100% non-forfeitable, and all benefits accrued under any nonqualified supplemental pension plans become payable in a single lump sum within 30 days of the date of the change in control.

The years of credited service and the "Pay" used in determining benefits under the Company's qualified Pension Plan and non-qualified supplemental pension plans as of the end of fiscal year 2000 for each of the named executive officers are as follows:
    * Mr. Beracha, 32.7 years and $649,680
    * Mr. Iselin, 20.7 years and $314,640
    * Mr. Opdyke, 20.3 years and $254,640
    * Mr. Krieger, 19.2 years and $237,400

Mr. Argente is not eligible to participate in the Pension Plan or the non-qualified supplemental pension plans.

                   STOCK PRICE PERFORMANCE GRAPH

The following performance graph compares the changes, for the period indicated, in the cumulative total value of $100 hypothetically invested in each of (a) Earthgrains' Common Stock, (b) the S&P 1500 Supercomposite, and (c) the S&P Foods Index. Both of the indices are weighted by capitalization. The S&P 1500 Supercomposite is comprised of 500 companies with large capitalization (S&P 500), 400 companies with medium capitalization (S&P 400) and 600 companies with small capitalization (S&P 600) and reflects the performance of those 1500 companies. The S&P Foods Index reflects the performance of 13 companies represented in the foods sector of the S&P 500 Index.

                              [GRAPH]

-------------------------------------------------------------------------------------------
                             27-Mar-96     25-Mar-97    31-Mar-98   30-Mar-99    28-Mar-00
-------------------------------------------------------------------------------------------
The Earthgrains Co.            $100          $170         $293        $284         $193
-------------------------------------------------------------------------------------------
S&P 1500 Supercomposite        $100          $123         $175        $203         $242
-------------------------------------------------------------------------------------------
S&P Foods Index                $100          $128         $177        $158         $116
-------------------------------------------------------------------------------------------

EXECUTIVE AGREEMENTS

Mr. Beracha's employment agreement ends on March 31, 2001, but may be extended by mutual agreement. Mr. Beracha's agreement provides for a base salary of $500,004 per year which is subject to adjustment, except that his salary may not be adjusted downward during the current term of the agreement. Pursuant to his employment agreement, Mr. Beracha received a base salary of $640,080 for fiscal year 2000. If Mr. Beracha becomes disabled, incapacitated or dies during the term of his employment agreement, he or his revocable living trust or estate will receive his base salary through March 31, 2001.

Mr. Beracha's employment agreement provides that he may be terminated at any time without "cause," but if such termination occurs prior to the end of the term of the employment agreement, he is entitled to receive his base salary through the end of the term. Notwithstanding these provisions, Earthgrains is entitled to terminate Mr. Beracha's employment agreement immediately and without notice if he engages in certain specified conduct, including the refusal without cause to perform his assigned duties, the open criticism of Earthgrains in the media, and the participation in any conduct that the Board of Directors determines to be inimical or contrary to the best interests of Earthgrains ("Termination for Cause"). Upon Termination for Cause, Earthgrains is obligated only to pay his base salary prorated to the date of the termination event. The employment agreement excludes participation in any severance pay plan established by Earthgrains in the event of termination for any reason.

Mr. Argente is the President-Sole Administrator of Bimbo, S.A., and holds the position of President, European Bakery Products with Earthgrains. Mr. Argente entered into an employment agreement with Earthgrains that was executed in Barcelona, Spain, and is governed by Spanish law. He receives a minimum gross annual salary of 30,000,000 pesetas, paid in fifteen installments, one each month, with additional installments in May, July and December. Mr. Argente is also eligible to receive stock options and grants in accordance with Earthgrains' program for making such awards, and an annual bonus based on terms and conditions as mutually determined from time to time. He also receives travel expense reimbursement and receives certain other benefits and perquisites pursuant to programs established by the Company's Compensation and Human Resources Committee. Mr. Argente's current employment agreement ends on December 31, 2001, and is subject to three-year renewal terms.

A violation of confidentiality, a trade secrecy provision or a breach of trust are "fair grounds" for termination of Mr. Argente, and Earthgrains may claim relevant compensation for damages. Earthgrains may also terminate Mr. Argente in the event he seriously breaches the agreement. Either party may also voluntarily terminate the agreement at any time by giving the other party requisite notice. If such termination is declared to have been for fair grounds, Mr. Argente is not entitled to severance. If the termination is deemed unfair or Earthgrains voluntarily terminates the agreement, the amount of severance Mr. Argente receives varies with the timing of the termination and its reason. Should Earthgrains decide not to renew Mr. Argente's agreement, he is entitled to receive a payment in the amount of some multiple of his salary, depending upon the circumstances.

During fiscal year 2000, Mr. Beracha, the other executive officers named in the Summary Compensation Table on page 15, and certain other key executives of Earthgrains entered into Executive Severance Agreements ("Severance Agreements") with Earthgrains. The Severance Agreements will be effective for a three-year period with automatic one-year extensions, unless a termination notice is given. Each Severance Agreement provides that if the executive's employment terminates in certain ways following a change in control of Earthgrains, the executive would receive certain severance benefits. The severance benefits would consist of cash payments by Earthgrains equal to two times (three times in the case of Mr. Beracha) the executive's average base salary and target bonus. In addition, the executive's welfare benefits (e.g. health and life insurance) would continue for two years (three years in the case of Mr. Beracha), certain supplemental pension benefits would vest, and Earthgrains would be required to pay any excise taxes imposed in connection with the severance benefits. No severance benefits would be provided if an executive were terminated for cause, death, or disability, or if no change in control of Earthgrains were to occur.

                 INDEPENDENT PUBLIC ACCOUNTANTS

The Audit and Finance Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to be the Company's independent public accountants for fiscal year 2001. A representative of PricewaterhouseCoopers LLP is expected to attend the Meeting and will have the opportunity to make a statement and respond to appropriate questions from shareholders.

      SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive officers and directors of Earthgrains are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Earthgrains' Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Copies of those reports must also be furnished to Earthgrains.

Based solely on a review of the copies of those reports, other documents furnished to Earthgrains and written representations that no other reports were required, Earthgrains believes that all filing requirements applicable to executive officers and directors have been complied with during the preceding fiscal year except that Larry G. Bergner and Edward J. Wizeman each filed late one report of one transaction due to an inadvertent administrative error.

                         OTHER MATTERS

SHAREHOLDER PROPOSALS FOR 2001

To be included in the Company's proxy materials for its 2001 Meeting, a shareholder proposal must be received by Earthgrains in writing no later than February 15, 2001. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the Company's fiscal year 2001 proxy materials.

If you wish to make a proposal or nomination for the 2001 Annual Meeting, you must comply with Earthgrains' By-Laws, whether or not your proposal is also included in the Company's written proxy materials for that Meeting. The Company's By-Laws require, among other things, that any shareholder wishing to submit a proposal or nomination must send written notice to the Company's Secretary between April 15 and May 15, 2001, and must attend the Meeting (in person or by proxy) and introduce the proposal for action. The written notice must contain certain information required by the By-Laws, depending on the nature of the matter proposed. You may request a copy of the applicable By-Laws at any time; send your written request to the attention of the Company's Secretary at its headquarters in St. Louis.

FORM 10-K

Upon written request and at no charge, Earthgrains will provide to each person receiving a Proxy Statement, a copy of the Company's Annual Report on Form 10-K, including financial statements and schedules, for its most recent fiscal year required to be filed with that Commission. Earthgrains may impose a reasonable fee for expenses in connection with providing copies of the separate exhibits to such report when such exhibits are requested.

NOTICES OR REQUESTS

Any notice or request discussed above should be directed to Joseph
M. Noelker, Corporate Secretary, The Earthgrains Company, 8400
Maryland Avenue, St. Louis, Missouri 63105.

PLEASE VOTE BY INTERNET OR TELEPHONE, OR DATE, SIGN AND PROMPTLY
RETURN THE ENCLOSED PROXY FORM IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR COOPERATION IS APPRECIATED. THANK YOU.

St. Louis, Missouri
June 15, 2000

                         Earthgrains [Logo]

                      THE EARTHGRAINS COMPANY

                   ANNUAL MEETING OF SHAREHOLDERS
                  10:00 A.M. FRIDAY, JULY 14, 2000
   IN EDISON THEATRE, WASHINGTON UNIVERSITY'S MALLINCKRODT CENTER
                       OFF FORSYTH BOULEVARD
                    SAINT LOUIS, MISSOURI 63130

DIRECTIONS TO EDISON THEATRE:

FROM I-70 EASTBOUND (FROM ST. CHARLES, MO.):

Take I-70 East to I-170 exit. Take I-170 South to I-64/U.S. 40 East. Exit to the right at McCausland, and turn left on to McCausland, which becomes Skinker Blvd. Turn left on Forsyth Blvd. and follow Forsyth Blvd. to Hadley Way (which will be on your right). Turn right on Hadley Way.

FROM I-70 WESTBOUND (FROM ILLINOIS):

Take I-70 West, get off at the I-64/U.S. 40 exit (farthest left lane) as you cross the Poplar Street Bridge (over Mississippi River) and continue on (from Illinois) U.S. 40 to the Clayton Rd./Skinker Blvd. exit. Turn right on Skinker Blvd. and follow to Forsyth Blvd. Turn left on Forsyth Blvd., and continue to Hadley Way (which will be on your right). Turn right on Hadley Way.

FROM I-55 NORTHBOUND:

Take I-55 North to the I-44 exit (44 West). Take 44 West to Hampton north (right on Hampton) and Hampton north to I-64/U.S. 40 West.
Take I-64/U.S. 40 West to the Clayton Rd./Skinker Blvd. exit then follow the directions in italics (I-70 Westbound).

FROM I-44 EASTBOUND:

Take I-44 East to Hampton exit. Turn north (left) on Hampton and follow to I-64/U.S. 40 West. Take I-64/U.S. 40 West to the Clayton Rd./Skinker Blvd. exit and then follow the directions in italics
(I-70 Westbound).

                      PARKING INFORMATION:

Limited parking is available for $3.00 in a pay-to-park lot west of Edison Theatre on Hadley Way. Additional parking is available at two-hour meters in front of Edison Theatre and on some of the streets surrounding Washington University. Please avoid parking in any spaces where signs indicate a parking permit is required. Parking in such spaces without a permit could result in your car being ticketed.

EARTHGRAINS [Logo]

THE EARTHGRAINS COMPANY
PROXY SERVICES
P.O. BOX 9079
FARMINGDALE, NY 11735


VOTE BY INTERNET: WWW.PROXYVOTE.COM
1.  Read the accompanying Proxy Statement and this proxy form.
2.  Go to website www.proxyvote.com
                  -----------------
3.  Enter your 12 digit Control Number, shown below.
4.  Follow the simple instructions.


VOTE BY PHONE: 1-800-690-6903
1.  Read the accompanying Proxy Statement and this proxy form.
2.  Call toll free 1-800-690-6903.
3.  Enter your 12 digit Control Number, shown below.
4.  Follow the simple recorded instructions.


VOTE BY MAIL
1.  Mark, sign and date your proxy form.
2.  Return it in the enclosed postage paid envelope.




   ==============================================
   IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE,
   PLEASE READ THE INSTRUCTIONS ABOVE.
   ==============================================

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: [X]
                                   EARTH1     KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY
            THIS PROXY FORM IS VALID ONLY WHEN SIGNED AND DATED.
--------------------------------------------------------------------------------
THE EARTHGRAINS COMPANY

  Check here if you plan to attend the Annual Meeting. [ ]

    VOTE ON DIRECTORS
    1.  Proposal to elect Directors. The nominees for Directors are:
        01) E. Byron Glore, Jr.
        02) Jaime Iglesias
        03) William E. Stevens

FOR  WITHHOLD  FOR ALL      To withhold authority to vote, mark "For All Except"
ALL    ALL      EXCEPT      and write the nominee's number on the line below.

[ ]    [ ]       [ ]        ----------------------------------------------------

    VOTE ON PROPOSALS                                       FOR  AGAINST ABSTAIN

    2.  Amendment to the 1996 Stock Incentive Plan.         [ ]    [ ]     [ ]

    3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, IT WILL BE VOTED FOR ITEMS #1 AND #2.
(Sign exactly as your name or names appear above. In the case of shares held by joint owners, all joint owners should sign; fiduciaries should indicate vote and authority.)

----------------------------------------  --------------------------------------

----------------------------------------  --------------------------------------
Signature [PLEASE SIGN WITHIN BOX]  Date  Signature (Joint Owners)          Date

                              ADMISSION TICKET
                          THE EARTHGRAINS COMPANY

                       ANNUAL MEETING OF SHAREHOLDERS
                     FRIDAY, JULY 14, 2000, 10:00 A.M.
      IN EDISON THEATRE AT WASHINGTON UNIVERSITY'S MALLINCKRODT CENTER
                           OFF FORSYTH BOULEVARD
                        SAINT LOUIS, MISSOURI 63130

                 PLEASE PRESENT THIS TICKET FOR ADMITTANCE.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO VOTE BY INTERNET OR TELEPHONE OR COMPLETE, DETACH AND MAIL THE PROXY FORM.

=============================================================================
  IF YOU PLAN TO ATTEND THE MEETING, PRESENT THIS TICKET TO THE EARTHGRAINS
           COMPANY REPRESENTATIVE AT THE ENTRANCE TO THE MEETING.
=============================================================================

ChaseMellon Shareholder Services is the transfer agent for The Earthgrains Company. Telephone inquiries regarding your shares of Earthgrains' stock should be made to ChaseMellon Shareholder Services' Automated Toll-Free Telephone Response Center at 1-888-213-0971.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 PROXY FORM
                         THE EARTHGRAINS COMPANY

                       ANNUAL MEETING OF SHAREHOLDERS
                     FRIDAY, JULY 14, 2000, 10:00 A.M.
      IN EDISON THEATRE AT WASHINGTON UNIVERSITY'S MALLINCKRODT CENTER
                           OFF FORSYTH BOULEVARD
                        SAINT LOUIS, MISSOURI 63130

The person(s) signing this proxy form hereby appoints Barry H. Beracha and Joseph M. Noelker as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this form, all of the shares of stock that the person(s) signing this proxy form would be entitled to vote upon the matters set forth in the Notice of Meeting or which may properly come before the Annual Meeting of Shareholders of The Earthgrains Company, to be held in Edison Theatre at Washington University's Mallinckrodt Center, off Forsyth Boulevard, St. Louis, Missouri, on July 14, 2000, at 10:00 A.M. and at any adjournments thereof.

 (IF VOTING BY MAIL, BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS FORM.)

--------------------------------------------------------------------------------

                                   APPENDIX


     Page 20 of the printed Proxy contains a Performance Graph. The information contained in the graph appears in the table immediately following the graph.